AS FILED ELECTRONICALLY WITH
  THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1996
                                           Registration No. 333-
=================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549
                               FORM S-8
                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933

                  ASSOCIATES FIRST CAPITAL CORPORATION
         (Exact name of registrant as specified in its charter)

                               Delaware
                   (State or other jurisdiction of
                   incorporation or organization)
                             06-0876639
                  (I.R.S. Employer Identification No.)
                       250 East Carpenter Freeway
                            Irving, Texas
                (Address of principal executive offices)
                             75062-2729
                             (Zip Code)

                ASSOCIATES FIRST CAPITAL CORPORATION
                   CORPORATE ANNUAL PERFORMANCE PLAN
                       (Full title of the Plan)

                         Timothy M. Hayes, Esq.
                  Associates First Capital Corporation
                       250 East Carpenter Freeway
                              Irving, Texas
                                75062-2729
                              (214) 541-4000
                   (Name, address and telephone number,
                including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------

- --------------------------------------------------------------------
TITLE OF SECURITIES   AMOUNT TO BE    PROPOSED       PROPOSED    AMOUNT OF
TO BE REGISTERED      REGISTERED      MAXIMUM        MAXIMUM     REGISTRATION
                                      OFFERING       AGGREGATE   FEE
                                      PRICE          OFFERING
                                      PER SHARE      PRICE

- ---------------------------------------------------------------------

Deferred Compensation $2,500,000      100%          $2,500,000   $862
Obligations

- ---------------------------------------------------------------------

<F1>Estimated solely for the purpose of determining the registration fee.
<F2>The Deferred Compensation Obligations are unsecured obligations of
Associates First Capital Corporation to pay deferred compensation in the future in accordance with the terms of the Associates First Capital Corporation Corporate Annual Performance Plan.

                         ASSOCIATES FIRST CAPITAL CORPORATION
                          CORPORATE ANNUAL PERFORMANCE PLAN
                               ______________________

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



  Item 3. Incorporation of Documents by Reference.

    The following documents filed or to be filed with the Securities and Exchange Commission are incorporated by reference in this Registration
  Statement:

       (a)  The latest annual report of Associate First Capital
Corporation (the "Company" or "Associates") filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") which contains, either directly or indirectly by incorporation by reference, certified financial statements for Associates' latest fiscal year for which such statements have been filed.

       (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in paragraph (a) above.

       (c) The description of Associates Class A Common Stock contained in registration statement no. 333-817, as amended, filed by Associates under the Securities Act of 1933 (the "1933 Act").

      All documents subsequently filed by Associates pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

       Associates First Capital Corporation (the "Company") and its subsidiaries award annual incentive compensation to certain employees through the Associates First Capital Corporation Corporate Annual Performance Plan (the "Plan"). In lieu of receiving the award in cash, an eligible employee may elect to defer all or part of the award through the Plan's nonqualified deferred compensation feature. When an employee so elects, the Company retains the amount deferred and credits the value of such amount by book entry to an account maintained for the employee by the Company. The Company then assumes a general, unsecured obligation (collectively, the "Obligations") to pay the employee (a "Participant") in the future the deferred amount, as adjusted during the deferral period in accordance with applicable investment measures as selected by the Participant.

       The Plan is unfunded, and payments of the Obligations are made from the general assets of the Company. Each Participant is a general unsecured creditor of the Company with a claim against the Company for the amount he or she has deferred, as adjusted during the deferral period in accordance with applicable investment measures as selected by the Participant. The Obligations rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

       Participant accounts are valued each quarter to reflect the performance during the quarter, whether positive or negative, of selected investment measures. The Company in its sole discretion determines the investment
measures available under the Plan.   Each Participant may elect to allocate
his or her account among the available measures and may change the allocation no later than the last day of a quarter to be effective the first day of the following quarter. Account balances are adjusted as though actually invested in the investments used as measures, but no investment of funds outside the Company occurs.

        Participants may not assign or transfer the Obligations, other than by designating a beneficiary or beneficiaries to receive payment if a Participant dies before receiving full payment of the amount credited to his or her account. Any attempt by a Participant to assign or transfer an Obligation may result, in the Company's sole discretion, in a forfeiture of the Participant's claim to the Obligation.

       Payment of Obligations generally are made at the time and in the manner elected by Participants when they elect to defer awards under the Plan. Participants may elect to receive the value of their accounts in a lump sum during a specified month and year or in annual installment payments beginning in a specified year. Each year when a Participant elects whether to defer the following year's award, that Participant may change the elected time and form of any payments scheduled to be made or begin in any year after the year following the year in which the election is made (e.g., a December 1996 election may change payments scheduled to begin in 1998 or later). No change may be made with respect to payments scheduled to be made or begin in the current or next year. A Participant may elect that payments made upon his or her death, disability or retirement from the Company will be made in a lump sum within 30 days of such event, in a lump sum on or about January 31 of the calendar year following such event, or in up to 15 annual installments beginning on or about January 31 of the calendar year following such event.
If a Participant terminates employment with the Company other than by reason of death, disability or retirement, the value of such Participant's account ordinarily will be distributed within 60 days of his or her termination date, unless the Company in its sole discretion delays payment until the time otherwise elected by the Participant. The Company may also accelerate payment of any Obligation to any Participant if the Company in its sole discretion determines that changes in the federal tax laws or applicable accounting rules make continued deferral undesirable or if a Participant suffers a financial hardship for reasons outside the Participant's control.

       The Obligations are not convertible into securities of the Company, and Participants have no voting rights with respect to the Obligations.The Company is not prohibited from securing its other indebtedness with the Obligations. No trustee has been appointed with authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to the Obligations, including without limitation any notices, requests for consents, waivers, or amendments pertaining to the Obligations, enforcement of covenants and action upon a default.

       The Company has full discretionary authority to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Board of Directors of the Company may amend or terminate the Plan at any time and from time to time, except that no such amendment may adversely affect a Participant's rights with respect to the Obligations without prior consent by the Participant.

  Item 6.  Indemnification of Directors and Officers.

       Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise.The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal.A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlementof an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

       In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty.This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

       Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities, the underwriters parties thereto have agreed to indemnify each officer and director of Associates and each person, if any, who controls Associates within the meaning of the 1933 Act, against certain liabilities, including liabilities under the 1933 Act.

       The directors and officers of the Company are covered by directors' and officers' insurance policies relating to Ford Motor Company and its subsidiaries.

       The Restated Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

Item 8. Exhibits.

                Exhibit
                Number       Exhibits


                 4   -    Associates First Capital Corporation Corporate
                          Annual Performance Plan, as amended (incorporated by reference to Exhibit 10.11 of the Company's Form
                          S-1 Registration No. 333-817).

                *5   -    Opinion of Timothy M. Hayes, anAssistant General
                          Counsel and Vice President of Associates First
                          Capital Corporation, with respect to the legality of the securities being registered hereunder.

                *23  -    Consent of Coopers & Lybrand, L.L.P.

                *24  -    Powers of Attorney.


                *  Filed with this Registration Statement


Item 9. Undertakings.

                (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 17th day of September, 1996.


                           ASSOCIATES FIRST CAPITAL CORPORATION

                           By: /s/ C. D. Longenecker
                              ---------------------------------
                              C. D. Longenecker
                              Title: Executive Vice President


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                 Title                                         Date
- -----------------         ------------------------------------------

   KEITH W. HUGHES*       Chairman of the Board,
    (Keith W. Hughes)     Principal Executive Officer
                          and Director


   ROY A. GUTHRIE*        Executive Vice President, Comptroller,
   (Roy A. Guthrie)       Principal Accounting Officer and Principal
                          Financial Officer


                                                           September 17, 1996


   HAROLD D. MARSHALL*     Director
  (Harold D. Marshall)

  JOSEPH M. MCQUILLAN*     Director
  (Joseph M. McQuillan)

  J. Carter Bacot*         Director
  (J. Carter Bacot)

  John M. Devine*          Director
  (John M. Devine)

  Kenneth Whipple*         Director
  (Kenneth Whipple)

  H. James Toffey, Jr.*     Director
  (H. James Toffey, Jr.)

- ---------------------
*By signing his name hereto, C. D. Longenecker signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.



By: /s/ C. D. LONGENECKER
    ____________________
   (Attorney-in-Fact)

                         EXHIBIT INDEX


Exhibit
Number       Exhibit
- -------      ---------------------------------------------------------



   4      -  Associates First Capital Corporation Corporate Annual Performance
             Plan, as amended (incorporated by reference to Exhibit 10.11 of the Company's Form S-1 Registration No. 333-817).

  *5      -  Opinion of Timothy M. Hayes, Assistant General Counsel and Vice
             President of Associates First Capital Corporation, with respect to the legality of the securities being registered hereunder.

  *23     -  Consent of Coopers & Lybrand L.L.P.

  *24     -  Powers of Attorney.


* Filed Herewith